FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  October 17, 2000.


                           HIGH PLAINS CORPORATION

             (Exact name of registrant as specified in its charter)


Kansas                                                             #1-8680
(State or other jurisdiction of                           (Commission File
incorporation)                                                     Number)



200 W. Douglas                                                 #48-0901658
Suite #820                                                   (IRS Employer
Wichita, Kansas  67202                                 Identification No.)
(Address of principal
executive offices)


                               (316) 269-4310
                       (Registrant's telephone number)

Item 5  Other Information

Wichita, KS, October 17, 2000 -- High Plains Corporation (Nasdaq: HIPC) today announced a $1.9 million improvement in fiscal first quarter earnings over the same quarter of last year.

Pre-tax operating income for the fiscal quarter ended September 30, 2000 was $2,467,641, or $.15 per share, compared to a loss of ($250,605), or ($.02)
per share for the first quarter of the prior fiscal year. After taxes, the company reported net earnings of $1,297,597, or $.08 per share on revenues of $29,181,796, compared with a net loss of ($613,621), or ($.04) per share on revenues of $22,051,469, for the quarter ended September 30, 1999.
Additional financial details for the quarters are shown in the table below.

"We are pleased to see these positive results from our hard work both at the
plants and our corporate offices," said Gary Smith, CEO.    "Operational
improvements implemented by plant personnel and our new Vice President of Operations, Tim Newkirk, have made our plants more efficient, and allowed us to make the most out of this quarter's favorable grain and ethanol market prices. Ethanol prices have remained strong since the dramatic increase in oil prices last December. Future pricing also appears favorable, due not only to OPEC's stated intention to maintain oil prices at $25 to $28 per barrel, but also due to growing unrest in the middle east. At the same time, we are now entering the wintertime oxygenate season, which historically has provided higher ethanol prices than for summertime sales. While ethanol pricing for summer 2000 was higher than in previous years, we still feel there will be some additional price strengthening for the wintertime season," continued Smith.

High Plains previously announced that it has sold most of its ethanol production through March 2001, and that much of its grain needs for that period are either priced or covered by basis contracts. The Company is also aggressively buying cash grain, and hopes to store between 500,000 and 750,000 bushels on the ground at its Colwich, Kansas facility. Smith commented that, "Buying grain now and storing it on the ground helps local farmers with their storage problems, and allows us to take advantage of current low prices. This is all part of our ongoing risk management plan. While these positions might limit our ability to gain from a significant favorable market swing, they also limit our downside risk in the event of adverse market movement. We are very happy with the ethanol and grain pricing we have locked in, and even though grain markets have moved upward recently, crop projections still favor continued low grain prices for our uncommitted needs in comparison to prior years."

"Market prices for natural gas have doubled over the past year, and our prior decision to enter into a long term contract to acquire gas from our local landfill to power our Colwich, Kansas plant is looking better and better. Initial indications are that this landfill gas could also supply an electric cogeneration project at Colwich, and we are currently evaluating that possibility. We have also contracted for a majority of the natural gas needs through March for our York, Nebraska plant at rates under current market, so the effect of increased gas prices on our operations should be limited," said Smith.

"Fundamental market conditions are excellent for the ethanol industry right now. Production is being maximized by virtually all producers, and there is a ready market for everything we can make. We are pleased to still have the production from our Portales, New Mexico facility, even though it remains under a pending contract for sale. The closing of that sale is now scheduled for late November, in order to allow us to complete the technical modification of one of the operating permits for the site. We look forward to updating our shareholders on the status of this sale, as well as the results of the pilot plant test for our proposed glycerol project, at our annual shareholders' meeting scheduled for November 28, 2000," concluded Smith.

A conference call with management to review these results will take place Wednesday, October 18, 2000 at 10:00 a.m. CDT and 11:00 a.m. EDT. To participate in that teleconference, call 800-540-0559 approximately 10 minutes prior to the call. Tell the operator you wish to participate in call ID# J391.

Based in Wichita, Kansas, High Plains Corporation is among the nation's largest producers of ethanol. The company operates facilities in Colwich, Kansas, York, Nebraska, and Portales, New Mexico.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including without limitation risks of fluctuations in feedstock commodity prices, changes in the market prices or demand for motor fuels and Ethanol, legislative changes regarding air quality, fuel specifications or incentive programs, as well as general market conditions, competition and pricing. The Company believes that forward-looking statements made by it are based upon reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement and quarterly 10-Q filings, copies of which are available from the Company without charge.

                    FINANCIAL HIGHLIGHTS ON FOLLOWING PAGE

                           High Plains Corporation
                           Statement of Operations
                                 (Unaudited)
                Three Months Ended September 30, 2000 and 1999


                                 Three Months          Three Months
                                    ended                 ended
                              September 30, 2000    September 30, 1999

Net sales and revenues            29,181,796            22,703,652

Cost of goods sold                25,814,985            22,051,469

  Gross profit                     3,366,811               652,183

Selling, general and
  administrative expenses            899,170               902,788

  Operating income/(loss)          2,467,641              (250,605)

Other income/(expense):
  Interest and other income           97,816                14,630
  Interest expense                  (489,302)             (389,646)
  Gain on sale of equipment                -                22,000
  Sub-Total                         (391,486)             (353,016)

Net earnings/(loss)
  before taxes                     2,076,155              (603,621)

Income tax (expense)/benefit        (778,558)              (10,000)

Net earnings                       1,297,597              (613,621)

Earnings per share
  Basis                                0.08                  (0.04)

  Diluted                              0.08                  (0.04)


                                 SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:     October 17, 2000                     HIGH PLAINS CORPORATION

                                               /s/Gary R. Smith
                                               President & CEO